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                                                                   EXHIBIT 10.16



                             [EASY CARE LETTERHEAD]

January 21, 1997

Mr. V. Lynn Graybill
Chairman, President and CEO
Karts International Incorporated
109 Northpark Blvd., Suite 210
Covington, LA 70433

Dear Lynn:

Per your request, the following is a quote for services from Bobby Labonte. There are two options, one with the appearance at the show in Louisville and one without.

Bobby Labonte will become the national spokesperson for Karl International, Inc. products. This would included

o The right for Kart to use Bobby Labonte's likeness as well as the picture of the #44 Busch Grand National car in all of its brochures and advertising materials, on promotions for their products that might run on the Internet and in trade magazines. Labonte Racing will provide a standard color photo or negative of Bobby and the car. All cost of brochures or advertisements are the responsibility of Karts International

o Mr. Labonte or his representatives will have the right to approve each particular advertisement and picture that is used. Permission to use any particular ad or picture will not be unreasonably withheld.

o Kart International will have the right to have a decal approximately 3" by 12" displayed on the #44 Busch Grand National Car. Labonte racing will determine the location of the decal on the car.

The cost for the above endorsement and promotional activities is $80,000 for 1997 with an option to renew for 1998, if Labonte Racing enters a Busch Grand National car for the 1998 season, at a rate of $88,000.

o Karts International may choose to have Bobby Labonte appear at the Lawn and Garden Expo in Louisville, KY along with the #38 Busch Grand National Show Car for an additional fee of $24,000 plus travel, food and lodging expenses. Bobby travels in his own plane and Kart would be charged $800 per hour of actual flying time estimated at approximately 3-4 hours round trip. First class hotel accommodations and transportation to and from the airport, hotel and event would be handled by Kart. The Show Car would arrive on Friday evening, July 25, 1997 at the event in Louisville, KY and be available for display for July 26, 27, 28. Bobby would be available for a maximum of 6 hours per day on July 27 and July 28 to sign autographs, meet clients and promote Kart International go karts.
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Lynn, this is obviously not a legal contract, but I have spoken with Bobby and these numbers are acceptable to him. If you agree I will have my in house counsel draw up a real short contract for both of you to sign.

I have enclosed some information about Bobby. I personally believe you cannot get a more professional individual in racing to be your spokesperson. Our EasyCare relationship with Bobby has been excellent and he has done a great job of promoting our products to our clients.

Some other things you will need to consider.

o You will want to do an autograph card. I have enclosed one of ours and some others from the industry that you can get some ideas from. We can assist you in developing yours. The idea is a picture of car and driver, your logo on front and history of driver and sponsor.

o You will want to prepare a press release to announce the association and I can get a quote from Bobby, once he has reviewed the information about your products, which will fit well. If you want some assistance in writing the press release let me know.

o Also, our people in can tell you which publications in racing you want to send the release to, but you will want to choose the trade journals and I believe you could get a good story written about the association with racing if you made a few calls.

Please call me once you have reviewed this.

Sincerely,


/s/ Larry Dorfman
----------------------------
Larry Dorfman
President CEO

LD/li


Accepted as stated above with the addition of payment terms as follows:

         $52,000 upon signing the agreement (check is enclosed)
          26,000 payable on 4-1-97
          26,000 payable on 6-1-97
         Bobby Labonte would agree to provide Karts International with a Federal ID Number.
         Attached please find financial statements for KII as of 12-31-96 (calendar fiscal year end)

         /s/ V. Lynn Graybill
         --------------------------
         V. Lynn Graybill, CEO
         Karts International Incorporated